Exhibit 99.1

IMUNON Reports Second Quarter 2025 Financial Results and

Provides Business Update

Stock dividend issued to IMUNON shareholders reflects confidence in clinical programs, long-term growth strategy and dedication to rewarding shareholders

First patient dosed in Phase 3 OVATION 3 Study of IMNN-001 for treatment of newly diagnosed advanced ovarian cancer

Company to hold conference call today at 11:00 a.m. ET

LAWRENCEVILLE, N.J., August 5, 2025 – IMUNON, Inc. (Nasdaq: IMNN), a clinical-stage company in Phase 3 development with its DNA-mediated immunotherapy, today reported financial results for the three-month and six-month periods ended June 30, 2025, and highlighted recent business updates, including progress in advancing Phase 3 clinical development of its lead candidate IMNN-001 in newly diagnosed advanced ovarian cancer.

“IMUNON continues to make significant progress in advancing its mission to transform cancer treatment,” said Stacy Lindborg, Ph.D., president and chief executive officer of IMUNON. “With groundbreaking IMNN-001 clinical data, a clear clinical development and regulatory strategy, including a Phase 3 trial currently in progress, and significant unmet patient need, IMUNON is well positioned to potentially deliver an innovative therapy for women with newly diagnosed advanced ovarian cancer who urgently need new treatment options.”

“Our clinical success has attracted increasing interest from potential institutional investors and from potential partners, reflecting confidence in our technology and business strategy. As we advance the Phase 3 OVATION 3 Study, which will evaluate IMNN-001 in women with stage IIIC or IV ovarian cancer, we are committed to funding this pivotal trial strategically. We have taken steps to conserve cash and align our critical needs with available capital on hand, while securing the resources needed to advance this potentially transformative therapy with select financing opportunities,” Dr. Lindborg continued.

RECENT DEVELOPMENTS

IMNN-001 Immunotherapy

First Patient Dosed in the Phase 3 OVATION 3 Study of IMNN-001 in Newly Diagnosed Advanced Ovarian Cancer – On July 30, 2025, the Company announced treatment of the first patient in the OVATION 3 Study and is working with trial investigators to expand clinical sites and accelerate enrollment. Three sites have been activated and are open for patient enrollment, with a corporate goal of having 20 sites activated by the end of 2025.

The Phase 3 OVATION 3 trial will assess the safety and efficacy of IMNN-001 (100 mg/m2 administered intraperitoneally weekly) plus neoadjuvant and adjuvant chemotherapy (N/ACT) of paclitaxel and carboplatin compared to standard of care (SoC) N/ACT alone. Study participants will be randomized 1:1 and include women with newly diagnosed advanced ovarian cancer (stage 3C or 4) who are eligible for neoadjuvant therapy, the intent-to-treat (ITT) population, with a sub-group of women positive for homologous recombination deficiency (HRD), including BRCA1 or BRCA2 mutations. Participants who are HRD positive will receive poly ADP-ribose polymerase (PARP) inhibitors as part of standard maintenance therapy. The primary endpoint of the study is overall survival (OS), and secondary endpoints are surgical response score, chemotherapy response score, clinical response and time to second-line treatment. The study will also assess several exploratory endpoints.

Oral Presentation of Phase 2 OVATION 2 Study at the 2025 American Society of Clinical Oncology (ASCO) Annual Meeting Reinforces Unprecedented Overall Survival IMNN-001 Data in Advanced Ovarian Cancer – During an oral presentation at the 2025 American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago, Illinois on June 3, 2025, the Company presented positive data from its Phase 2 OVATION 2 Study showing that treatment with IMNN-001 in women with newly diagnosed advanced ovarian cancer resulted in consistent, clinically meaningful improvements in several key endpoints across treatment groups, including OS, progression-free survival (PFS), chemotherapy response score and surgical response. Treatment with IMNN-001 also showed a favorable safety profile, with no elevation in immune-related adverse events. The review of full data was simultaneously published in the peer-reviewed journal Gynecologic Oncology, titled OVATION-2: A Randomized Phase I/II study Evaluating the Safety and Efficacy of IMNN-001 (IL-12 gene therapy) with Neo/Adjuvant Chemotherapy in Patients Newly- Diagnosed with Advanced Epithelial Ovarian Cancer.

The data presented at ASCO 2025 and published in Gynecologic Oncology demonstrated consistent results across all treatment groups, with the following key highlights:

●	Patients in the intent-to-treat (ITT) population administered IMNN-001 plus SoC N/ACT achieved a median increase in OS of 13 months compared to SoC N/ACT alone (46 vs. 33 months), with a hazard ratio of 0.69.
●	Better therapeutic effect observed with IMNN-001 treatment compared to the control arm (p=0.0375), as shown by mean 6.5-month extension of time free of progression or death (PFS + OS) captured in totality of treatment effect.
●	Use of PARP inhibitors as part of maintenance therapy further enhanced outcomes, with median OS not yet reached in IMNN-001 treatment arm after more than five years (vs. 37 months in the control arm), with a hazard ratio of 0.38.

For additional details, please refer to our press release (Press Release). The OVATION 2 Study oral presentation and journal manuscript are both available on the “Scientific Presentations” page of IMUNON’s website at https://investors.imunon.com/scientific-presentations.

Positive Phase 2 Translational Data of IMNN-001 in Advanced Ovarian Cancer Presented at ESMO Gynaecological Cancers Congress 2025 – On June 18, 2025, at the ESMO Gynaecological Cancers Congress 2025, the Company presented new positive translational data from the Phase 2 OVATION 2 Study of IMNN-001, its investigational gene-based interleukin-12 (IL-12) immunotherapy based on its proprietary TheraPlas® technology platform, for the treatment of newly diagnosed advanced ovarian cancer. The data demonstrated that IMNN-001 creates a “hot” anti-tumor microenvironment by recruiting CD8+ T cells, macrophages and dendritic cells into the tumor microenvironment and decreasing Treg suppressor cells. This biomarker research further validates IMNN-001’s mechanism of action and selective immune activation at the tumor site.

PlaCCine® DNA Vaccine Technology

Six-Month Data Show Durability of Protection for Next-Generation DNA Vaccine Platform in Phase 1 Clinical Trial in COVID-19 – On May 15, 2025, we announced six-month data from the Phase 1 proof-of-concept trial of IMNN-101, our investigational DNA plasmid vaccine based on the Company’s proprietary PlaCCine platform. In 24 healthy volunteers previously vaccinated against the Omicron XBB1.5 variant, a single dose targeting this antigen induced up to a 3-fold median increase in serum neutralizing antibody (NAb) titers from baseline at six months, with stronger responses in the higher dose cohorts (2.0 mg and 1.0 mg) compared to the lower dose (0.5 mg). The highest observed individual increase was 8-fold from baseline among the participating volunteers. Modest T-cell response increases were also observed in trial participants who received multiple immunizations prior to the study. IMNN-101 remained safe and well-tolerated, with no serious adverse events reported.

These results build on February 2025 data showing a persistent 2- to 4-fold NAb titer increase through week 4, with further gains between weeks 2 and 4, and cross-reactivity against XBB1.5 and newer variants. The findings align with preclinical data demonstrating more than 95% protection in non-human primates, comparable to mRNA vaccines. PlaCCine’s demonstrated advantages include durability of protection, simplified manufacturing, and stability (up to one year at 4°C and one month at 37°C), positioning it as a potential alternative to mRNA vaccines. Given our strategic deprioritization of this program, the Company plans to seek partners for further development of IMNN-101.

Corporate Highlights

IMUNON Announces Stock Dividend Boosting Shareholder Value – On July 28, 2025, the Company announced a 15% stock dividend, 0.15 shares of common stock per share of common stock and per each common stock equivalent with dividend rights. This stock grant reflects IMUNON’s confidence in its clinical programs, long-term growth strategy, and its dedication to rewarding shareholders. The stock dividend program will distribute a total of approximately 448,000 shares of additional shares of IMUNON common stock for each share (or common stock equivalent) held, payable to such holders of record as of August 7, 2025. The distribution is expected to occur on August 21, 2025.

Up To $9.75 Million Private Placement Offering Priced At-The-Market – On May 28, 2025, the Company announced the sale of common stock and short-term warrants at a purchase price of $0.45 per share in a private placement priced at-the-market under Nasdaq rules. The aggregate gross proceeds to the Company from the private placement was approximately $3.25 million, before deducting placement agent fees and other offering expenses payable by the Company. The potential additional gross proceeds to the Company from the short-term warrants, if fully exercised on a cash basis, will be approximately $6.50 million. The Company intends to use the net proceeds from the offering for working capital focused on the pivotal Phase 3 OVATION 3 Study of IMNN-001 and general corporate purposes. The short-term warrants became exercisable on July 11, 2025, the effective date of stockholder approval of the issuance of the shares of common stock upon exercise of the warrants and have a three-year term.

Continued Listing Extension Granted by Nasdaq to Complete Compliance Plan – On July 15, 2025, the Company announced that the Nasdaq Hearing Panel has granted its request for an exception to complete its compliance plan, allowing the Company to maintain its listing on the Nasdaq Stock Market. Following a comprehensive review of IMUNON’s strategies to regain compliance, the Nasdaq Hearing Panel stated that IMUNON has already achieved compliance with the Equity Rule through recent fundraising activities. To ensure sustained compliance with the minimum shareholder equity requirement and to regain compliance with the minimum bid price requirement, the Company will implement the compliance plan recently presented to the Hearing Panel. The Panel has approved an exception tailored to the time needed for IMUNON to regain compliance, rather than the full 180-day period initially requested. The Company is committed to meeting these requirements within the designated timeframe. Should additional time be necessary, IMUNON may submit a request for an extension to the Panel.

Effected Reverse Stock Split and Increase in Authorized Shares – On July 25, 2025, the Company announced a 15-for-1 reverse stock split of its common stock, which was made effective for trading purposes as of 12:01 a.m. ET on July 25, 2025. All shares have been restated to reflect the effects of the 15-for-1 reverse stock split. Immediately prior to the reverse stock split, the Company had 31,828,425 shares of common stock outstanding which consolidated into 2,121,895 shares of the Company’s common stock. The reverse stock split did not impact the total authorized number of shares of common or preferred stock or the par value thereof. The number of outstanding options, stock awards and warrants were adjusted accordingly, with outstanding options and stock awards being reduced from approximately 1.9 million to approximately 0.1 million and outstanding warrants being reduced from approximately 12.7 million to approximately 0.8 million.

Also at the Company’s 2025 Annual Meeting of Stockholders held on July 11, 2025, IMUNON stockholders approved an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 112,500,000 shares to 350,000,000 shares, and to make a corresponding change to the number of authorized shares of capital stock.

SECOND QUARTER 2025 FINANCIAL RESULTS

Please note: All share amounts and per share amounts in this press release have been adjusted to reflect a 15-for-1 reverse split of our common stock, which we effected on July 25, 2025.

Net loss for the second quarter of 2025 was $2.7 million, or $2.15 per share, compared with a net loss of $4.8 million, or $7.64 per share, for the second quarter of 2024. Operating expenses were $2.8 million for the second quarter of 2025, a decrease of $2.2 million or 45% from $5.0 million for the second quarter of 2024.

Research and development (R&D) expenses were $1.2 million for the second quarter of 2025, a decrease of $1.6 million from $2.8 million for the second quarter of 2024. The decrease was due primarily to lower costs associated with the OVATION 2 Study, the Phase 1 proof-of-concept PlaCCine DNA vaccine trial, and development of the PlaCCine DNA vaccine technology platform.

General and administrative (G&A) expenses were $1.5 million for the second quarter of 2025, compared with $2.2 million for the second quarter of 2024. This decrease was primarily attributable to lower employee-related and legal expenses.

Investment income from short-term investments was $27,000 for the second quarter of 2025 compared to $225,000 for the same period in 2024 due to lower cash balances.

As of June 30, 2025, cash and cash equivalents were $4.7 million. During July 2025, the Company received $3.1 million in net proceeds from the exercise of warrants and sales under its ATM facility. The Company believes it has sufficient capital resources to fund its planned operations into the fourth quarter of 2025.

FIRST HALF OF 2025 FINANCIAL RESULTS

Please note: All share amounts and per share amounts in this press release have been adjusted to reflect a 15-for-1 reverse split of our common stock, which we effected on July 25, 2025.

For the six months ended June 30, 2025, the Company reported a net loss of $6.8 million, or $6.08 per share, compared with a net loss of $9.7 million, or $15.51 per share, for the same six-month period of 2024. Operating expenses were $6.9 million for the six months ended June 30, 2025, a decrease of $3.1 million or 31% from $10.0 million for the same period in 2024.

Net cash used for operating activities was $5.8 million for the first six months of 2025, compared with $10.4 million for the same period in 2024. This decrease was due to lower operating costs coupled with higher accounts payable and accrued liabilities.

R&D expenses were $3.4 million in the first half of 2025, compared with $6.1 million in the same period of 2024. Clinical costs associated with the OVATION program were $0.4 million in the first half of 2025 compared to $0.7 million in the same period of 2024. Clinical costs associated with the PlaCCine vaccine trial were $83,000 in the first half of 2025 compared to $0.9 million in the first half of 2024. R&D costs associated with the development of IMNN-001 to support the OVATION program were $1.5 million in the first half of 2025 compared to $0.7 million in same period of 2024. The development of the PlaCCine DNA vaccine technology platform was $2.0 million in the first half of 2024. CMC costs were $0.5 million in the first half of 2025 compared to $0.8 million in the same period of 2024.

G&A expenses were $3.5 million in the first half of 2025, compared with $3.9 million in the same period of 2024. The decrease was primarily attributable to lower employee-related expenses and lower legal and travel expenses.

Other non-operating income was $70,000 in the first half of 2025, compared with $307,000 in the same period of 2024. This decrease is due to lower cash and investment balances.

Conference Call and Webcast

The Company is hosting a conference call to review second quarter 2025 financial results and provide a business update today, August 5, 2025, at 11:00 a.m. ET. To participate in the call, please dial 833-816-1132 (Toll-Free/North America) or 412-317-0711 (International/Toll) and ask for the IMUNON Second Quarter 2025 Financial Results Call. A live webcast of the call will also be available here.

The call will be archived for replay until August 19, 2025. The replay can be accessed at 877-344-7529 (U.S. Toll Free), 855-669-9658 (Canada Toll Free) or 412-317-0088 (International Toll) using replay access code 9465184. An audio replay of the call will also be available here for 90 days.

About IMUNON

IMUNON is a clinical-stage biotechnology company focused on advancing a portfolio of innovative treatments that harness the body’s natural mechanisms to generate safe, effective and durable responses across a broad array of human diseases, constituting a differentiating approach from conventional therapies. IMUNON is developing its non-viral DNA technology across its modalities. The first modality, TheraPlas®, is developed for the gene-based delivery of cytokines and other therapeutic proteins in the treatment of solid tumors where an immunological approach is deemed promising. The second modality, PlaCCine®, is developed for the gene delivery of viral antigens that can elicit a strong immunological response.

The Company’s lead clinical program, IMNN-001, is a DNA-based immunotherapy for the localized treatment of advanced ovarian cancer that has completed multiple clinical trials including one Phase 2 clinical trial (OVATION 2). The first patient was dosed in the Company’s Phase 3 pivotal study, called OVATION 3, in the third quarter of 2025. IMNN-001 works by instructing the body to produce safe and durable levels of powerful cancer-fighting molecules, such as interleukin-12 and interferon gamma, at the tumor site. Additionally, the Company has completed dosing in a first-in-human study of its COVID-19 booster vaccine (IMNN-101). The Company will continue to leverage these modalities and to advance, either directly or through partnership, the technological frontier of plasmid DNA to better serve patients with difficult-to-treat conditions. For more information, please visit www.imunon.com.

Forward-Looking Statements

IMUNON wishes to inform readers that forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, but not limited to, statements regarding the Company’s ability to regain compliance with Nasdaq’s continued listing requirements, the timing of enrollment of the Company’s clinical trials, the potential of any therapies developed by the Company to fulfill unmet medical needs, the market potential for the Company’s products, if approved, the potential efficacy and safety profile of our product candidates, and the Company’s plans and expectations with respect to its development programs more generally, are forward-looking statements. We generally identify forward-looking statements by using words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances), and include statements regarding our planned stock split. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, risks and uncertainties related to the reverse stock split having the desired effect, our ability to regain compliance with Nasdaq’s listing requirements, the potential de-listing of our shares on Nasdaq, risks and uncertainties relating to unforeseen changes in the course of research and development activities and in clinical trials, including the fact that interim results are not necessarily indicative of final results; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time and risk of failure in conducting clinical trials; the need for IMUNON to evaluate its future development plans; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in IMUNON’s filings with the Securities and Exchange Commission. IMUNON assumes no obligation, except to the extent required by law, to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:

Media	Investors
CG Life	ICR Healthcare
Jenna Urban	Peter Vozzo
212-253-8881	443-213-0505
jurban@cglife.com	peter.vozzo@icrhealthcare.com

(Tables to Follow)

IMUNON, Inc.

Condensed Statements of Operations

(in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Operating expenses:
Research and development	$1,227	$2,819	$3,392	$6,114
General and administrative	1,541	2,194	3,521	3,911
Total operating expenses	2,768	5,0134	6,913	10.025

Loss from operations	(2,768)	(5,013)	(6,913)	(10,025)

Other income:
Investment Income	27	225	70	307
Total other income	27	225	70	307

Net loss	$(2,741)	$(4,788)	$(6,843)	$(9,718)

Net loss per common share
Basic and diluted	$(2.15)	$(7.64)	$(6.08)	$(15.51)

Weighted average shares outstanding
Basic and diluted	1,277	627	1,124	627

IMUNON, Inc.

Selected Balance Sheet Information (in thousands)

	June 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$4,729	$5,873
Advances, deposits on clinical programs and other current assets	2,162	2,136
Total current assets	6,891	8,009

Property and equipment	677	541

Other assets
Operating lease right-of-use assets	1,170	1,117
Deposits and other assets	50	50
Total other assets	1,220	1,167
Total assets	$8,788	$9,717
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$4,935	$4,334
Operating lease liability – current portion	382	452
Total current liabilities	5,317	4,786

Operating lease liability – noncurrent portion	811	687
Total liabilities	6,128	5,473
Stockholders’ equity
Common stock	17	9
Additional paid-in capital	416,374	411,123
Accumulated deficit	(413,646)	(406,803)
	2,745	4,329
Less: Treasury stock	(85)	(85)
Total stockholders’ equity	2,660	4,244
Total liabilities and stockholders’ equity	$8,788	$9.717

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